Exhibit 10.2

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECOND AMENDED & RESTATED SEPARATION AND SHARED SERVICES AGREEMENT

This Second Amended & Restated Shared Services Agreement (this “Agreement”) is entered into as of March 6, 2020 (the “Effective Date”), by and between BioXcel Corporation, a Delaware corporation located at 780 East Main Street, Branford, CT 06405 (“BioXcel”), and BioXcel Therapeutics, Inc., a Delaware corporation located at 780 East Main Street, Branford, CT 06405 (“BTI”) in order to amend and restate the obligations of each of BioXcel and BTI under that certain Separation and Shared Services Agreement entered into by BioXcel and BTI as of June 30, 2017, as amended and restated on November 7, 2017 (the “SSA”). BioXcel and BTI are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BioXcel identified a number of therapeutic candidates using its proprietary artificial intelligence-powered research and development engine known as ‘EvolverAI’; and

WHEREAS, the Board of Directors of BioXcel determined that it was in BioXcel’s best interest to restructure its business in order to realize the full potential of its assets, including such therapeutic candidates; and

WHEREAS, in accordance with the restructuring plan, BioXcel formed BTI, a product development biotechnology company, to develop and commercialize certain of the therapeutic candidates; and

WHEREAS, BioXcel and BTI entered into that certain Amended & Restated Contribution Agreement, which is attached as Exhibit A, (the “Contribution Agreement”) whereby BioXcel contributed certain therapeutic candidates and other assets and liabilities to BTI; and

WHEREAS, BTI plans to develop and commercialize such therapeutic candidates; and

WHEREAS, BioXcel and BTI entered into that certain SSA, under which, among other things, BioXcel agreed to furnish BTI with office space, equipment, services, leased employees, and certain financial support, and BTI agreed to cease accepting such space, equipment, services, leased employees, and financial support pursuant to a separation plan, attached as Exhibit B thereto; and

WHEREAS, the Parties now wish to amend the SSA in certain regards.

NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions set forth herein, the Parties hereto, intending to be legally bound, hereby amend and restate the terms and conditions of the SSA as follows:

1.    [Section intentionally left blank].

2.    Shared Services.

a.    The Services. BioXcel shall perform for and on behalf of BTI the services set forth on Exhibit C, as may be adjusted from time to time by mutual agreement of the Parties (the “Services”) during the Term, which Services shall include the use of the EvolverAI research and development engine.

b.    Performance Standards. BioXcel shall perform the Services in a timely, competent, and workmanlike manner and in a nature and at levels consistent with BioXcel’s conduct of its own business.

c.    Compensation.

In consideration of the provision of the following Services:

i.     BTI shall pay to BioXcel for Services related to intellectual property prosecution and management as outlined in Exhibit C

ii.     BTI shall pay to BioXcel the sum of the amounts calculated by multiplying the actual hours spent towards services for and on behalf of BTI with the rates for each type of employee for Services by BioXcel through its subsidiary in India as outlined in Exhibit C.

d.    EvolverAI Collaborative Services. On or before December 31, 2020, BTI shall have the option to enter into a Collaborative Services Agreement with BioXcel by which BioXcel shall perform product identification and related services for BTI utilizing the EvolverAI Platform. The Parties agree to negotiate the terms of such Collaborative Services Agreement in good faith and that such agreement will incorporate reasonable market based terms, including consideration for BioXcel reflecting a low, single-digit royalty on net sales and reasonable development and commercialization milestone payments, provided that (i) development milestones shall not exceed $10 million in the aggregate and not be payable prior to proof of concept in humans and (ii) commercialization milestones shall be based on reaching annual net sales levels, be limited to 3% of the applicable net sales level, and not exceed $30M in the aggregate. BioXcel shall continue to make such product identification and related services available to BTI until at least June 30, 2022.

e.    Payment. BTI shall pay to BioXcel amounts due under Section 2(c). BioXcel shall send invoices to BioXcel for such amounts within thirty (30) days after the end of each calendar month. BTI shall pay each invoice within sixty (60) days after receipt thereof. If any portion of any invoice is disputed, BTI shall pay the undisputed amount, and the Parties shall use good faith efforts to reconcile the disputed amount as soon as possible.

3.    [Section intentionally left blank].

4.    [Section intentionally left blank].

5.    Separation Plan. BioXcel and BTI hereby acknowledge that the Services shall decrease over time in accordance with the Separation Plan attached as Exhibit B (the “Separation Plan”), as may be adjusted from time to time by mutual agreement of the Parties. The Parties agree to adhere to the terms of the Separation Plan. In the event BTI determines that the Separation Plan must be amended due to changes related to the business of BTI, including the development or commercialization of the therapeutic candidates, BTI shall notify BioXcel in writing and the Parties shall, in good faith, assess any continued support required by BTI. Any amendments to the Separation Plan shall be agreed upon in writing by the Parties and shall be attached in Exhibit B hereto.

6.    Recusal. The Parties covenant and agree that, in support of the Separation Plan as long as Vimal Mehta is a member of senior management or the governing board of both BioXcel and BTI, he may participate in discussions at the senior management and governing board levels for each of BioXcel and BTI but shall not vote on matters coming before either governing board material to this Agreement, the Contribution Agreement or other agreements relating to the relationship between the Parties. Each Party shall ensure that Vimal Mehta recuses himself with respect to governing board matters consistent with this Section 6.

7.    Confidentiality. Each Party shall maintain the confidentiality of all data, information, records, reports and all other nonpublic information provided to it by the other Party (the “Confidential Information”), and shall not disclose any Confidential Information to third parties for any reason unless and only to the extent jointly agreed to, in writing, by the Parties or as required by law. The foregoing applies to information communicated orally, in writing, by computer processes, and includes without limitation, this Agreement, any and all meeting notes, business plans, financial statements, analyses and/or research materials, corporate documents, and correspondence.

Intellectual Property Rights. BioXcel and BTI intend for any work product, including designs, business plans, correspondence (printed or electronic), discoveries, inventions, improvements, software, works of authorship, information, know-how, or other materials made, conceived, reduced to practice or developed in whole or in part by BioXcel during the Term or within six (6) months after the expiration of the Term in connection with the Services or that relate to the Confidential Information or the business of BTI (the “Developments”) to be works made for hire. BTI shall own all right, title and interest in and to the Developments, and shall be deemed to be the author of the Developments for copyright purposes. Any and all forms of intellectual property rights including, without limitation, patents, trademarks, copyrights, mask rights, trade secrets and proprietary know-how related to or covering property therein resulting from the Services shall be owned by BTI and may be registered exclusively in the name of BTI in the U.S. Copyright Office, the U.S. Patent and Trademark Office, and other similar registries in other countries. BioXcel shall promptly disclose to BTI all Developments and Confidential Information relating to the Services and perform all actions reasonably requested by BTI, whether during or after the Term, to establish and confirm BTI’s ownership of Developments, Confidential Information and related intellectual property, including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments, and provide reasonable assistance to BTI or any of its affiliates in connection with (a) the prosecution of any applications for patents, trademarks, trade names, service marks, reissues thereof or other legal protection thereon, (b) the maintenance, enforcement and renewal of any rights that may be obtained, granted or vest therein, and (c) the prosecution and defense of any actions, proceedings, oppositions or interferences relating thereto. For clarity, Developments shall include any new product candidates and any related inventions identified through the use of EvolverAI in performing the Services.

8.   Term and Termination.

a.    Term. Unless terminated earlier in accordance with the terms hereof, the term of this Agreement shall commence as of the Effective Date and terminate immediately upon the completion of the Separation Plan (the “Term”).

b.    Termination on Mutual Agreement. This Agreement may be terminated by mutual agreement of the Parties hereto at any time during the Term.

c.    [Section intentionally left blank].

d.    Termination on Insolvency of BTI. If BTI becomes bankrupt or insolvent, or makes any assignment for the benefit of creditors, or if a receiver is appointed to take charge of its property and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution, BioXcel may immediately terminate this Agreement by written notice after the thirty (30)-day period has passed. Any such termination shall be without prejudice to accrued rights of BioXcel, and to other rights and remedies for default.

e.    Termination for Breach. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice if the other Party is in material breach of this Agreement and fails to cure such material breach within such thirty (30)-day period.

9.    Miscellaneous.

a.    Compliance with Applicable Law. In connection with the performance of this Agreement, both Parties shall comply with all applicable federal, state and local laws and regulations. The Parties shall cooperate with each other to effect such compliance.

b.    Coordination Meetings. The Parties agree to meet and confer in good faith on a regular basis to discuss the Services provided hereunder.

•     Independent Contractors. The relationship between BioXcel on the one hand and BTI on the other is that of independent contractors, and none of the provisions of this Agreement is intended to create, nor will be construed to create, an agency, partnership or joint venture relationship between the Parties. No Party to this Agreement or any of their respective officers, members or employees, will be deemed to be the agent, employee or representative of another Party by virtue of this Agreement.

c.    Force Majeure. No Party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the Parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the Parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be deemed a matter beyond a Party’s reasonable control.

d.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

e.    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. In the event that BioXcel sells, exclusively out-licenses or otherwise disposes of EvolverAI to a third party, BioXcel shall assign this Agreement to such third party and cause such third party to assume this Agreement, solely with respect to the continued provision of Services (including the use of EvolverAI in connection therewith) to BTI.

f.     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. The transmission of a copy of an executed signature page hereof by facsimile or portable document format (.pdf) shall have the same effect as the delivery of a manually executed counterpart hereof.

g.    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

h.    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered to a Party at the address listed above. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) four (4) business days after being mailed to the recipient by certified or registered mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

i.       Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut. BOTH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

j.     Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties.

k.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

l.     Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

m.   No Waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but shall be cumulative with all of the rights, remedies and elections available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF,  the Parties hereto have executed this Amended & Restated Separation and Shared Services Agreement as of the Effective Date.

BIOXCEL CORPORATION		BIOXCEL THERAPEUTICS, INC.

By:	/s/ Ankush Sethi	By:	/s/ Dr. Peter Mueller
Name:	Ankush Sethi	Name:	Dr. Peter Mueller
Title:	COO	Title:	Chairman

Exhibit A

Amended & Restated Asset Contribution Agreement

[Separately Filed]

Exhibit B

Separation Plan

BioXcel Therapeutics (BTI) business focus is to develop and commercialize lead candidates contributed by BioXcel (parent) BXCL 501, 502, 701 and 702 and any future candidates.

Operations: BioXcel has assigned key management team to BTI to conduct its business and R&D functions. BTI management team is responsible for management and execution of R&D associated with BXCL501, 502, 701 and 702. In addition, all relevant material contracts assigned to BTI. BTI will continue to use shared services from BioXcel as outlined in Table 1 below.

Table 1: Separation Plan Timelines

Facility / Services / Assets / Employees	Expected Timeframe	Additional Details
Shared Services (Section 2)
i. Services in the nature of support for intellectual property prosecution and management	Indefinitely, as may be agreed upon by the Parties
ii. Services by BioXcel thru its subsidiary in the USA and India	Indefinitely, as may be agreed upon by the Parties

Exhibit C

The Services

A: BioXcel shall provide the following Services to BTI using the following rates, as may be adjusted from time to time by mutual agreement of the Parties:

1.    Services for intellectual property prosecution and management (Flexible).

a.    A fee of $250 per hour for a maximum of twenty hours per month. Fee shall be $500 per hour upon financing event of $5,000,000 or an IPO for BTI.

2.    Services by BioXcel directly, or through its subsidiary in India, for various departments and corresponding hourly rates are outlined in the table below.

Title - Department (USA)	Rate ($)
CSO AI Applications	[***]

Title - Department (India)	Rate ($)
Managing Director	[***]
Director-Drug Discovery	[***]
Director-Data Sciences	[***]
Assistant Director-Drug Discovery	[***]
Assistant Director-Drug Discovery	[***]
Senior Manager-Drug Discovery	[***]
Principal Analyst-Drug Discovery	[***]
Principal Analyst-Drug Discovery	[***]
Principal Analyst-Drug Discovery	[***]
Principal Analyst-Medical Analytics	[***]
Principal Analyst-Data Science	[***]
Assistant Director-Commercial Analytics	[***]
Senior Manager-IP Analytics	[***]
Apply nearest rate applicable based on Title - Department above

To be adjusted to CPI every year.